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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549


                                     FORM 25


                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                    REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-15012


                           HANAROTELECOM INCORPORATED
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     (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


   17-7, YEOUIDO-DONG, YOUNGDEUNGPO-GU, SEOUL 150-874, KOREA, +82 2 6266 4526
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          (Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices)


COMMON SHARES, PAR VALUE WON 5,000 PER SHARE LISTED ON THE KRX KOSDAQ MARKET AMERICAN DEPOSITARY RECEIPTS LISTED ON THE NASDAQ GLOBAL SELECT MARKET, EACH OF WHICH REPRESENTS ONE COMMON SHARE

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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ] l7CFR240.12d2-2(a)(l)

[ ] l7CFR240.12d2-2(a)(2)

[ ] 17CFR240.12d2-2(a)(3)

[ ] 17CFR240.12d2-2(a)(4)


[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.


Pursuant to the requirements of the Securities Exchange Act of 1934, hanarotelecom incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


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
                                                                               Senior Executive Vice President &
   June 18, 2007          By  /s/  Janice Lee                                  Chief Financial Officer
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       Date                                      Name                                             Title
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